Exhibit 10.28

August 4, 2017

Prashanth Mahendra-Rajah
150 NE 6th Ave, Unit F
Delray Beach, FL 33483

Dear Prashanth,
It is a great pleasure to offer you employment to join Analog Devices, Inc. (the “Company”) as Senior Vice President, Finance and Chief Financial Officer reporting to Vincent Roche, the Company’s President and Chief Executive Officer.
You will be paid at the bi-weekly rate of $21,153.85 which is annualized at $550,000.00. In addition to your base salary, you will be eligible to participate in the Company’s Executive Performance Incentive Plan (the “Plan”), which is based on the Company’s overall financial performance. Your bonus target under the Plan will be 100% of your base salary. You are eligible to participate in the Plan beginning on the first date of your employment.
You will also be paid a one-time hiring bonus of $500,000 (less applicable taxes), after joining the Company. This bonus will be earned and paid according to the terms outlined in the Company’s Hiring Bonus Agreement, which you have separately received. If you voluntarily resign or are terminated by the Company for cause within the first twelve months of employment you will be required to repay the bonus.
You will receive a restricted stock unit award (“RSU award”) valued at $2,000,000 under the terms of the Company’s Amended and Restated 2006 Stock Incentive Plan. The “grant date” of this RSU award will be the 15th day of the month following the first date of your employment or the next trading day of the NASDAQ, as applicable. To determine the number of RSUs, we will divide the value of the award by the fair market value (FMV) of each RSU. The FMV considers a variety of factors including the price and volatility of the Company’s stock around the time of the grant, the value of the dividend and interest rates. Subject to the terms of the RSU award, each one (1) RSU shall, upon vesting, automatically convert into one (1) share of Common Stock of Analog Devices. This RSU award will vest in annual installments of one-third per year of the total RSU awarded, beginning one year from the grant date. You will receive further

Analog Devices, Inc. | One Technology Way | P.O. Box 9106 | Norwood, MA 02062-9106

information regarding this RSU award, including important tax information, after the grant date.
To promote the successful integration of Linear Technology Corporation (“Linear”), which the Company acquired on March 10, 2017, you will also receive a performance-based restricted stock unit award (“PRSU award”) valued at $1,650,000 under the terms of Amended and Restated 2006 Stock Incentive Plan. The “grant date” of the PRSU award will be the 15th day of the month following the first date of your employment or the next trading day of the NASDAQ, as applicable. The PRSU award is subject to the achievement of a pre-established performance goal based on the trailing twelve month non-GAAP operating profit before taxes (“OPBT”) as a percentage of revenue of the Company, determined as of the end of the second quarter of the Company’s fiscal year 2020. A number of PRSUs equal to 120% of the target number of PRSUs will vest on July 17, 2020 only if the Compensation Committee has certified that the OPBT goal has been attained and is subject to your continued service through the vesting date. The Compensation Committee may exercise negative discretion to reduce (but not increase) the number of PRSUs that would otherwise vest by considering the attainment level of the following two additional performance goals: (i) 50% of the PRSUs that are determined to vest based on the attainment of the OPBT goal may be reduced based on the attainment level of the pre-established net synergy goal achieved in connection with the acquisition of Linear, and (ii) 50% of the PRSUs that are determined to vest based on the attainment of the OPBT goal may be reduced based on the attainment level of the pre-established three-year cumulative revenue goal of Linear on a standalone basis. Attainment among performance parameters is subject to interpolation on a linear basis. You will receive further information regarding this PRSU award, including important tax information, after the grant date.
The Company intends to be supportive of your relocation to the United States. The relocation benefits will expire one year from your start date. If you voluntarily resign or are terminated by the Company for cause within the first twelve months of employment you will be required to repay any relocation benefits paid to you.
You will be provided with the Company’s standard Employee Retention Agreement for executive officers which provides that, in the event a Change of Control occurs, you will be paid in the amount equal to the sum of (A) 299% of the higher of (i) your annual base salary in effect at the Date of Termination or (ii) your annual base salary in effect immediately prior to the Change of Control, plus

(B) 299% of the aggregate cash bonuses paid or awarded to you in respect of the four fiscal quarters preceding the Date of Termination, plus (iii) the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months. Please review the Employee Retention Agreement, which you have separately received, for more details.
You will be eligible for the Company’s Deferred Compensation Program and will receive further information regarding this benefit in the near future. You will also be eligible to participate in various employee benefit programs including group health, life, and disability insurance; a tuition assistance program; and, a retirement savings plan with a generous Company contribution beginning upon hire and participation in the Plan. More detailed information about Analog’s benefit programs can be found at our Benefit for Life website at http://benefits.analog.com/adi-benefit-summaries.html.
The Company’s offer of employment is contingent upon verification of employment information provided in your employment process, successful completion of a background check as determined by the Company, proof of employment eligibility, and signing of our Employee Confidentiality and Developments Agreement, a copy of which has been separately provided to you.
Your employment relationship with Analog Devices will be on an “at will” basis. This means either you or the Company may terminate the employment relationship at any time, for any reason, or without a reason, and without prior notice. No one at the Company has the authority to alter your “at will” status other than the Chief Executive Officer and the Senior Vice President of Human Resources, which in such cases must be done in a writing signed by one of the foregoing executives.
This offer letter is not a contract. The Company reserves the right to amend or terminate any of the above-described programs, plans or policies at any time and from time to time. This means that policies, compensation and benefits may be amended or terminated at the Company’s discretion.
This offer of employment is not based on your possession of or access to any proprietary information belonging to your current or previous employers. When you accept this offer of employment and join us, the Company directs that you do not disclose any such information or bring materials belonging to any former employer or use any such materials while in the Company’s employ. Further, you represent and warrant to the Company that you are not bound by any restrictions or covenant not to compete that would prevent you from performing your expected job duties at the Company.
Prashanth, we believe you will be an excellent addition to the Analog Devices executive team and look forward to your starting with us. We are certain you will find your employment with Analog Devices both challenging and rewarding.

If you have any questions or concerns, please do not hesitate to contact me at (781) 461-3148.
Very truly yours,
Analog Devices, Inc.

By:_/s/ Jean Philibert_____________
Jean Philibert
Senior Vice President, Human Resources

I accept the above offer and will begin my employment on September 28, 2017.

Signature: /s/ Prashanth Mahendra-Rajah      Date: August 8, 2017

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